Exhibit 10-uu

BELLSOUTH CORPORATION

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

AS AMENDED AND RESTATED EFFECTIVE MARCH 9, 1984

1.      Eligibility

Each member of the Board of Directors of BellSouth Corporation ("Company") who is not an employee of the Company, or any of its affiliates, is eligible to participate in a Deferred Compensation Plan for Non-Employee Directors ("Plan").

2.	Participation

(a)
Prior to the beginning of any calendar year, commencing with the calendar year 1984, each eligible Director may elect to participate in the Plan by directing that all or any part of the compensation which would otherwise have been payable currently for services as a Director (including fees payable for services as a member of a committee of the Board) during such calendar year and subsequent calendar years shall be credited to a deferred compensation account subject to the terms of the Plan.

(b)
Notwithstanding the provisions of item 2(a), in the case of a newly appointed Director, the Director may elect within 60 days of his or her appointment to participate in the Plan, but only with respect to compensation for services performed subsequent to his or her election to participate in the Plan for which the Director has not yet been paid.

(c)
An election to participate in the Plan shall be in the form of a document executed by the Director and filed with the Secretary of the Company.  An election relating to compensation otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year.  In the case of a newly-appointed Director who has made an election pursuant to the terms of item 2(b), such election shall become irrevocable immediately with respect to compensation for subsequently performed services during the remaining portion of that calendar year.  An election shall continue until a Director ceases to be a Director or until he or she terminates or modifies such election by written notice.  Any such termination or modification shall become effective as of the end of the calendar year in which such notice is given with respect to all compensation otherwise payable in subsequent calendar years.

(d)	A Director who has filed a termination of election may thereafter again file an election to participate for any calendar year or years subsequent to the filing of such election.

3.	Deferred Compensation Accounts

All deferred amounts shall be held in the general funds of the Company and shall be credited to the Director's account and shall bear interest from the date such compensation would otherwise be paid.  The interest credited to the account will be compounded quarterly at the end of each calendar quarter.  The rate of interest credited at the end of each calendar quarter during the calendar year 1984 and subsequent calendar years shall be based on the average U.S. Treasury 10-year note rate for the previous calendar quarter.

4.	Distribution

(a)
At the time of election to participate in the Plan, a Director shall also make an election with respect to the distribution of amounts deferred under the Plan plus accumulated interest.  A director may elect to receive such amounts in one payment or in some other number of equal annual installments (not exceeding 10).  The first installment (or the single payment if the Director has so elected) shall be paid on the first day of the calendar year immediately following the year in which the Director ceases to be a Director of the Company, and subsequent installments shall be paid on the first day of each succeeding calendar year until the entire amount credited to the Director's account shall have been paid.  Amounts held pending distribution pursuant to this Item shall continue to accrue interest at the rate stated in Item 3.

(b)
The election with respect to the distribution of amounts deferred under the Plan plus accumulated interest shall be contained in the document, referred to in Item 2(c), executed by the Director and filed with the Secretary of the Company.  Such an election relating to fees otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year.

(c)
Notwithstanding an election pursuant to Item 4(a), in the event a Director ceases to be a Director of the Company and becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business that is in competition with the Company or any of its subsidiaries, or becomes employed by any governmental agency having jurisdiction over the activities of the Company or any of its subsidiaries, the entire balance of deferred fees, including interest, shall be paid immediately in a single payment.

(d)
If a Director should die before full payment of all amounts credited to his or her account, the balance of deferred fees, and interest, shall be paid on the first day of the calendar year following the year of death to the beneficiary or beneficiaries designated in writing by the Director, or if no designation has been made, to the estate of the Director.

5.	Miscellaneous

(a)	The right of a Director to any deferred fees and/or interest thereon shall not be subject to assignment by the Director.

(b)	The Company shall not be required to reserve, or otherwise set aside, funds for the payment of its obligations hereunder.

(c)	Copies of the Plan and any and all amendments thereto shall be made available at all reasonable times at the office of the Secretary of the Company to all Directors.

The foregoing Plan, as amended and restated effective March 9, 1984, is approved on behalf of the Company and shall be applicable to any non-employee Director who elects to participate in it.

Dated:	3/9/84	/s/ John L. Clendenin
President

Attest:

/s/ O. K. Williamson
Secretary